Exhibit 99.1

August 10, 2026

Exodus Reports Second Quarter 2026 Results

Second Quarter 2026 Revenue of $26.2 million

OMAHA, Neb., August 10, 2026 (GLOBE NEWSWIRE) – Exodus Movement, Inc. (NYSE American: EXOD) ("Exodus"), a leading self-custodial finance and payments platform, today announced its unaudited results for the second quarter ended June 30, 2026.

"During the second quarter, we completed the most strategic acquisition in our company's history," said JP Richardson, CEO of Exodus."Adding the payment infrastructure of Monavate and Baanx is core to our strategic plans to become a more diversified financial services company offering individuals and enterprise partners a range of services to better manage and move money."

Second Quarter 2026 Financial Highlights (Unaudited):

(In USD millions, except percentages)	Q2 2026	Q2 2025	% Change

Revenue	$26.2	$25.8	2%

Web3 platform expenses	12.3	12.6	(2)%

Partnership expenses	3.7	2.1	76%

Payment processing expenses	4.4	—	*

General and administrative	44.7	18.8	138%

NET (LOSS) INCOME	$(18.6)	$37.7	(149)%
*Percentage variances not considered meaningful.

Monavate and Baanx Acquisition Update
Since the Company's May 1, 2026 acquisition announcement of Monavate Holdings Limited, Monavate Ltd., Baanx.com Ltd, and Baanx US Corp. ("Acquired Entities") entities, the Exodus team has been working with their new Acquired Entitys' colleagues to combine companies, and identify early commercial synergies. The Q2 2026 results include financial contributions from the Acquired Entities beginning on May 1, 2026.

New Marketing Partnerships with UFC and Latin American Streaming TV Services
During the second quarter 2026, Exodus launched two new strategic marketing partnerships to leverage its global brand with new customers. In June, Exodus became the inaugural Official Payments Partner of UFC®, and right after the quarter-end, Exodus announced its partnership with Latin American streaming and live TV platforms, DGO and SKY+ to allow their subscribers to pay for their subscriptions with U.S. dollar-denominated stablecoins.

Exhibit 99.1
Second Quarter Operational and Other Financial Highlights
•Exodus Monthly Active Users ("MAUs"): 1.4 million MAUs at the end of Q2 2026, down 6.7% from 1.5 million as of Q1 2026 .
•Exodus Quarterly Funded Users ("QFUs"): 1.3 million QFUs at the end of Q2 2026, down 7.1% from 1.4 million as of Q1 2026.
•Exodus Total Swap Volume: $1.1 billion in total swap volume for Q2 2026, down 8.3% from Q1 2026.
•Monavate Total Active Unique Cards: 1.1 million active cards processed transactions during Q2 2026.
•Gross Transaction Volume Cards: $0.6 billion processed in Q2 2026.
•Net (Loss) Income: For the three months ended June 30, 2026, net loss was $18.6 million while the same period last year was income of $37.7 million.
•Adjusted EBITDA: For the three months ended June 30, 2026, Adjusted EBITDA was a loss of $6.7 million while the same period last year was a loss of $2.3 million.

Non-GAAP Measures

The unaudited adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that these non-GAAP financial measures provide useful information to both management and investors to increase comparability to prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company compared to prior periods, when reviewed in conjunction with the Company's GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company's business and operations.

Q2 2026 Webcast

Exodus will host a webcast of its second quarter 2026 fiscal results beginning at 5.00 PM (Eastern Time) on August 10, 2026. To access the webcast, please use this link or, to participate via phone, please use one of the following numbers: 877-407-9038 or 201-493-6742.

About Exodus
Founded in 2015, Exodus Movement, Inc. (NYSE American: EXOD) is pioneering self-custodial finance by giving people the tools to earn rewards, spend, manage, and swap digital assets across borders, all without giving up control. Exodus serves millions of users through its products built on a simple principle: your money should be yours. Exodus also powers crypto infrastructure and card/payment services for enterprise platforms serving millions of users through its enterprise product suite. Headquartered in Omaha, Nebraska, Exodus is financial software where ownership is the default. For more information, visit exodus.com.

Investor Contact
investors@exodus.com

Media Contact
Aubrey Strobel/Elena Nisonoff, Halcyon Communications
exodus@halcyonpr.xyz

Exhibit 99.1
Disclosure Information

Exodus may use its website and the following social media outlets as distribution channels of material nonpublic information about the Company. Financial and other important information regarding the Company is routinely accessible through and posted on the following: websites exodus.com/investors and exodus.com, and social media: X (@exodus and JP Richardson’s feed @jprichardson), Facebook, LinkedIn, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "should," "intend," "believes," "views," "estimates," or other comparable terminology.

Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Such factors include those set forth in "Item 1. Business" and "Item 1A. Risk Factors" of Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2026, as well as in our other reports filed with the SEC from time to time.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.